Exhibit 10.2
[EXECUTION VERSION]

CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This CHANGE IN CONTROL AND SEVERANCE AGREEMENT (this “Agreement”) is made and entered into by and between XPO, Inc., a Delaware corporation (the “Company”), and Mario Harik (“Employee”). This Agreement will become effective on the date the Company and Employee fully execute this Agreement (the “Effective Date”).

WHEREAS, Employee and the Company are entering into a letter agreement (the “Letter Agreement”) and Confidential Information Protection Agreement (“CIPA”) concurrently with the execution of this Agreement;
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the possibility of an involuntary termination or reduction in responsibility that may cause Employee to consider alternative employment opportunities, and as such, the Board has determined it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of such an event; and

WHEREAS, the Board believes that it is imperative to provide Employee with severance benefits upon certain terminations of Employee’s service to the Company that enhance Employee’s financial security and provide incentive to Employee to remain with the Company notwithstanding the possibility of such an event.
NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:

1.At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be “at-will,” as defined under applicable law. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, pursuant to the terms of any incentive award agreement or employee benefit plan or required under applicable law.
2.Termination. Employee’s employment hereunder shall be terminated upon the earliest to occur of any one of the following events:
(a)Death. Employee’s employment hereunder shall terminate upon his death.
(b)Cause. The Company may terminate Employee’s employment hereunder for Cause by written notice at any time. For purposes of this Agreement, the term “Cause” shall mean Employee’s (i) gross negligence or willful failure to perform his material duties hereunder (other than any such failure resulting from incapacity due to Disability, death or physical or mental illness) or willful refusal to follow any lawful directive of the Board that is consistent with Employee’s position and duties; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that materially and adversely affects Employee’s performance of duties hereunder; (iii) commission of any fraud, embezzlement, theft or any deliberate and material misappropriation of money or other assets of the Company; (iv) willful and material breach of any material term of this Agreement, including, without limitation, by virtue of failing to provide at least 30 days’ advance written notice of resignation as required by Section 2(e), or any agreement governing any of the long-term incentive compensation or equity compensation awards granted to Employee by the Company, its affiliates or any of their respective predecessors (the “Long-Term Incentive Compensation”), in each case, prior to a Change of Control (as defined in the Company’s 2016 Omnibus Incentive Compensation Plan, as amended) (“Change of Control”), or willful and material breach of his fiduciary duties to the Company; (v) any willful and material act, or failure to act, in bad faith to the material detriment of the Company; (vi) willful and material failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests his cooperation; (vii) prior to a Change of Control, violation of the Company’s code of conduct or ethics policy that results in, or would reasonably be expected to result in, material harm to the Company; or (viii) conviction of, or plea of nolo contendere to, a felony that results in material harm to the Company or materially impairs Employee’s ability to perform his duties; provided that, the Company will provide Employee with written notice describing the facts and circumstances that the Company believes constitute Cause and, in cases where cure is possible, Employee shall first be provided a 30-day period to reasonably cure such facts and circumstances, during which period the Company may place Employee on a leave of absence and such leave will not constitute Good Reason; and provided further, that Employee shall not be terminated for Cause unless the Board has determined, by a vote of not less than two-thirds of its members (excluding Employee), after reasonable written notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board, that Cause exists. No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company, and any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done in good faith and in the best interests of the Company. If, subsequent to Employee’s termination of employment hereunder for any reason other than by the Company for Cause, it is determined in good faith by the Board that Employee’s employment could have been terminated by the Company for Cause pursuant to this Section 2(b), Employee’s employment shall, at the election of the Board at any time up to two years after Employee’s termination of employment but in no event more than six months after the Board learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred, provided that the Company’s ability to deem Employee’s employment under this sentence to be terminated for Cause shall lapse upon a Change of Control; and provided further that any determination subsequent to Employee’s termination of employment hereunder shall also be determined by the Board, by a vote of not less than two-thirds of its members (excluding Employee), after reasonable written notice to Employee and an opportunity for Employee, together with counsel, to be heard before the Board.
(c)Without Cause. The Company may terminate Employee’s employment hereunder without Cause upon at least 30 days’ advance written notice at any time.
(d)Good Reason. Employee may terminate his employment hereunder for Good Reason in accordance with the terms of this Section 2(d). For purposes of this Agreement, “Good Reason” shall mean, without first obtaining Employee’s written consent: (i) the Company materially breaches the terms of this Agreement or any agreement between Employee and the Company or its affiliates, including the Letter Agreement, agreements related to incentive awards, and the CIPA; (ii) the Company diminishes Employee’s title(s) or reporting relationship(s), or materially diminishes Employee’s duties, authorities, responsibilities or position from any of those in effect as of the Effective Date (or as may be increased or modified with prior written consent of Employee thereafter) or, immediately preceding any Change of Control (including by virtue of Employee not having duties of a Chairman and Chief Executive Officer of a publicly-traded company) or as subsequently increased or enhanced; provided, that a separation by the Company of the Chairman and Chief Executive Officer roles resulting in Employee no longer serving as Chairman shall not constitute Good Reason if such separation is required by applicable law, regulation or listing exchange requirement; (iii) the Company reduces the Base Salary or Target Bonus (each as defined in the Letter Agreement); (iv) the Company requires that Employee be based in a location that is more than 35 miles from the location of Employee’s principal place of employment; or (v) Employee not reporting directly and exclusively to the Board (or, following a Change of Control, to the board of directors of a publicly-traded company); provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure, any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 90 days of the occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the Cure Period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, Employee will be entitled to terminate employment for Good Reason during the 90-day period that follows the end of the Cure Period. If Employee does not terminate employment during such 90-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.
(e)Resignation. Employee may terminate his employment hereunder without Good Reason at any time upon at least 30 days’ advance written notice (or, in the case of Retirement, the notice required under Section 2(g)) to the Company.
(f)Disability. Employee’s employment hereunder shall terminate in the event of Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform Employee’s material duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which inability is determined to be total and permanent by a board-certified physician selected by the Company, at the Company’s expense, and reasonably acceptable to Employee, and the determination of such physician shall be binding upon Employee and the Company.
(g)Retirement. Employee’s employment hereunder shall terminate in the event of Employee’s Retirement. For purposes of this Agreement, “Retirement” shall mean Employee’s voluntary termination of employment at any time when Employee has not received notice of Cause and, as of the Date of Termination, has satisfied the Rule of 65 (as defined below); provided, that, Employee shall provide the Company with at least twelve (12) months’ advance written notice of Employee’s Retirement (which notice may be delivered prior to the date on which Employee satisfies the Rule of 65, so long as the Rule of 65 is satisfied as of the Date of Termination); and provided, further, that, if requested by the Company, Employee shall use commercially reasonable efforts to cooperate with the Company in providing transition services, whether as an employee, non-employee advisor, consultant, director or in any other capacity, on such terms as are mutually agreed by Employee and the Company. For purposes of this Agreement, “Rule of 65” means Employee has either attained age 65 or attained age 50 and completed at least fifteen (15) years of service with the Company and its affiliates, and “Rule of 70” means Employee has either attained age 70 or attained age 55 and completed at least fifteen (15) years of service with the Company and its affiliates.
(h)“Date of Termination” shall mean: (i) the date of Employee’s death in the event of termination of Employee’s employment pursuant to Section 2(a) of this Agreement; (ii) the date of the Company’s delivery of a notice of termination to Employee or such later date as specified in such notice in the event of termination by the Company, which date shall be no earlier than 30 days following delivery of such notice, pursuant to Section 2(c) of this Agreement; (iii) upon expiration of the 30-day cure period without cure of the Cause in the event of termination by the Company pursuant to Section 2(b); (iv) the 30th day following delivery of Employee’s notice to the Company of his resignation in accordance with Section 2(e) (or such earlier date as selected by the Company), or upon expiration of the 30-day cure period without cure of the Good Reason in the event of resignation in accordance with Section 2(d); and (v) the date of a determination of Employee’s Disability in the event of a termination of Employee’s employment pursuant to Section 2(f) of this Agreement. In the event of Employee’s Retirement, the Date of Termination shall be the date specified in Employee’s notice of Retirement (other than a resignation for Good Reason), and notwithstanding clause (iv) above, which shall be no earlier than twelve (12) months following delivery of such notice, or such earlier date as is mutually agreed by Employee and the Company. Upon the termination of Employee’s employment for any reason, if requested by the Company, Employee shall resign from any and all officer and director positions that Employee, immediately prior to such termination, held with the Company and its affiliates (including as a member of the Board), and Employee agrees to execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.
3.Termination Payments. (a) General. Except as otherwise set forth in this Section 3, following any termination of Employee’s employment hereunder, the obligations of the Company to pay or provide Employee with compensation and benefits under the Letter Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of (i) any unpaid Base Salary accrued through the Date of Termination; (ii) to the extent required by law, any unused paid time off accrued through the Date of Termination; (iii) any unpaid or unreimbursed obligations and expenses under “Business Expenses” in the Letter Agreement, accrued or incurred through the Date of Termination; (iv) other than in the case of a termination for Cause, any Annual Bonus (as defined in the Letter Agreement) earned for a completed fiscal year that is unpaid as of the Date of Termination; and (v) any vested compensation or benefits under any plan, program or arrangement of the Company, in accordance with its terms (collectively clauses (i) through (v) above, the “Accrued Benefits”). The payments referred to in clauses (i) and (ii) above shall be paid within 30 days following the Date of Termination, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” and the “Code,” respectively). The payments referred to in clause (iii) above shall be paid at the times such amounts would otherwise be paid had Employee’s services hereunder not terminated. The payment referred to in clause (iv) above shall be paid when annual bonuses for such fiscal year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. The payments and benefits to be provided to Employee under Sections 3(c) and 3(d) of this Agreement, if any, shall in all events be subject to the satisfaction of the conditions of Section 3(e) of this Agreement.
(b)Resignation, Cause or Retirement. If Employee’s employment is terminated pursuant to Section 2(b), 2(e) or 2(g) of this Agreement (excluding, for the avoidance of doubt, a resignation for Good Reason), the Company shall have no obligation to Employee other than with respect to the Accrued Benefits. Notwithstanding the foregoing, in the event that Employee’s employment terminates as a result of Employee’s Retirement and the Company does not retroactively deem such termination of employment to be for Cause pursuant to Section 2(b), (i) all then-outstanding and unvested time-based equity awards held by Employee shall vest and settle promptly thereafter and (ii) Employee shall be entitled to forty percent (40%) of the vesting, as of the Date of Termination, of each outstanding and unvested performance-based equity award held by Employee, based on an assumption of target performance, with settlement promptly thereafter. Such percentage shall increase on a straight-line basis from forty percent (40%) upon satisfaction of the Rule of 65 to one hundred percent (100%) upon satisfaction of the Rule of 70, including proportional credit for partial years (or, in each case, such greater percentage as the Compensation Committee may determine in its sole discretion), and, upon satisfaction of the Rule of 70, Employee shall be entitled to one hundred percent (100%) of such aforementioned outstanding and unvested performance-based equity awards.

(c)Without Cause, for Good Reason, Death or Disability. In the event that, other than during the CIC Protection Period (as defined below), Employee terminates employment by reason of death or Disability, Employee resigns for Good Reason, or the Company terminates Employee’s employment hereunder without Cause, Employee (or his estate) shall be entitled to:
(i)the Accrued Benefits;
(ii)solely in the case of a termination by the Company without Cause or by Employee for Good Reason, a cash payment (the “Severance Payment”) equal to the sum of (w) twenty-four (24) months’ Base Salary, as in effect on the Date of Termination (payable subject to the terms of Section 3(e) of this Agreement), (x) the product of (A) the Target Bonus as in effect on the Date of Termination and (B) a fraction, the numerator of which is the number of days from January 1 in the year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, (y) any Annual Bonus that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination, (z) an amount equal to two (2) times the Target Bonus in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason), and (ww) except in the case of termination by reason of Employee’s death, continued medical and dental coverage for Employee and Employee’s spouse and eligible dependents, at the Company’s sole cost, for a period of twelve months from the Date of Termination; provided that, if Employee becomes eligible to receive medical and dental benefits under a plan of a subsequent employer, the medical or dental benefits provided under this clause (ii) shall cease as of the date of such eligibility; and
(iii)vesting of equity-based or other long-term incentive compensation awards solely to the extent set forth in the applicable award agreement; provided that, notwithstanding anything to the contrary in the applicable award agreement, in the case of a termination by the Company without Cause or by Employee for Good Reason or by reason of Employee’s death or Disability, all time-based awards and performance-based awards shall vest as of the Date of Termination and settle promptly thereafter, with such performance-based awards vesting based on an assumption of target performance.
(d)Without Cause or for Good Reason Following a Change of Control. In the event that during the period commencing six (6) months prior to a Change of Control and ending on the second anniversary of such Change of Control (the “CIC Protection Period”), the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to:
(i)the Accrued Benefits;
(ii)a cash payment (the “CIC Severance Payment”) equal to 2.99 times the sum of (A) the Base Salary as in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason) and (B) the Target Bonus as in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason);
(iii)a cash payment equal to the product of (A) the Target Bonus as in effect on the Date of Termination (without regard to any reduction thereto that would provide a basis for Employee to resign for Good Reason) and (B) a fraction, the numerator of which is the number of days from January 1 in the year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365;

(iv)a cash payment equal to the amount of any Annual Bonus that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination;
(v)continued medical and dental coverage for Employee and Employee’s spouse and eligible dependents, at the Company’s sole cost, for a period of 24 months from the Date of Termination; and
(vi)full vesting of all outstanding equity-based or other long-term incentive compensation awards (with any performance-based awards vesting upon the Date of Termination at the greater of target and actual performance, with such actual performance determined by the Compensation Committee of the Board based on the latest practicable date prior to such Change of Control), notwithstanding anything to the contrary, in the applicable award agreement.
(e)Conditions Precedent and Subsequent. The payments and benefits provided under Sections 3(c) and 3(d) of this Agreement (other than the Accrued Benefits) are subject to and conditioned upon (i) Employee having executed and delivered to the Company and not revoked, within the period of time specified therein (which shall not exceed 60 days after the Date of Termination), a waiver and general release agreement in a form attached to this Agreement, with such changes the Company reasonably determines in good faith and after consultation with Employee are necessary to comply with applicable law, and (ii) Employee’s compliance in all material respects with the CIPA. Employee shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by Employee on such payments), and the Company shall have no further obligation to pay, the Severance Payment or CIC Severance Payment, as applicable, in the event (A) Employee receives, within six months after the occurrence of the breach, written notice from the Company that Employee has materially breached his obligations under the CIPA and (B) it is finally determined in accordance with Section 4(l) that the Employee has so materially breached such obligations; provided, however, that, in cases where cure is possible, Employee shall first be provided a 30-day cure period to cease, and to cure, such conduct. The Severance Payment, if any, payable hereunder shall be paid in substantially equal installments over an 18-month period following the Date of Termination, consistent with the Company’s payroll practices, with the first installment to be paid within 65 days after the Date of Termination and with any installments that would otherwise have been paid prior to such date accumulated and paid in a lump sum on the first date on which payments are made in accordance with the terms of this sentence. The CIC Severance Payment, if any, payable hereunder shall be paid in one lump sum within 65 days after the Date of Termination; provided, however, that, unless the CIC Severance Payment relates to a transaction that satisfies the requirements of Treas. Reg.§ 1.409A-3(i)(5), the CIC Severance Payment shall be paid in installments as though no Change of Control had occurred (other than any amounts that are exempt from Section 409A, which shall be paid in lump sum as provided in this provision).
(f)Forfeiture of Long-Term Incentive Compensation Awards and Annual Bonus. Notwithstanding anything to the contrary herein and without limiting any rights and remedies available to the Company under the terms of this Agreement or otherwise at law or in equity (including as may be required by law), in the event the Company terminates Employee’s employment for Cause or if Employee willfully and materially violates the restrictive covenants set forth in the CIPA or engages in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its affiliates, the Company may (i) in the case of a termination for Cause, at any time up to six months after such termination, or (ii) in the case of a willful and material violation of the restrictive covenants or engaging in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its affiliates, at any time up to six months after learning of such conduct, but in no event more than two years after Employee engages in such conduct, (x) terminate or cancel any Long-Term Incentive Compensation that is unvested or vested and unexercised or any earned but unpaid Annual Bonus, (y) require Employee to forfeit or remit to the Company any shares (or the equivalent value in cash) that were issued to Employee (or cash that was paid to Employee) upon vesting, settlement or exercise, as applicable, of any Long-Term Incentive Compensation or any cash previously paid to Employee in respect of any Annual Bonus, in each case, to the extent such shares or cash were received by Employee during the one-year period preceding the applicable conduct giving rise to such repayment obligation hereunder or (z) adjust any other compensation of Employee in order to recover the amount by which any Long-Term Incentive Compensation or Annual Bonus paid to Employee exceeded the lower amount that would have been payable after giving effect to the restated financial results or the material loss; provided, however, that, (x) in cases where cure is reasonably possible, Employee shall first be provided a 30-day cure period to cease, and to cure, such conduct and (y) in no event shall the amounts remitted or recovered from Employee exceed the amount of actual damages incurred by the Company as a result of the applicable conduct. In addition, Employee’s Long-Term Incentive Compensation and Annual Bonus shall be subject to the Company’s compensation recovery policy adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, and the applicable stock exchange listing standards, as in effect from time to time (the “Dodd-Frank Policy”), and any other clawback or recoupment, in each case, solely to the extent required by applicable law. Notwithstanding anything to the contrary in any award agreement, plan, policy or other agreement or arrangement between Employee and the Company or any of its affiliates (whether entered into before, on or after the Effective Date), this Section 3(f), Section 4(e) and the Dodd-Frank Policy shall constitute the sole and exclusive provisions governing the clawback, recoupment, cancellation or forfeiture of compensation paid or payable to Employee (including any Long-Term Incentive Compensation and Annual Bonus) by reason of misconduct, breach of restrictive covenants or a financial restatement, and shall supersede any such clawback, recoupment, cancellation, forfeiture or similar provisions contained in any such award agreement, plan, policy or other agreement.
(g)Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Employee (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of Golden Parachute Tax Solutions, LLC (or if not available or unwilling to serve, a nationally recognized accounting firm or executive compensation consulting firm mutually selected by the Company and Employee), at the Company’s cost (the “Accountants”), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 3(g) shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable in cash under Sections 3(c)(ii), 3(d)(ii), 3(d)(iii) and 3(d)(iv) and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 3(g), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 3(g), and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 3(g). In making such determinations, the Accountants shall take into account the value of any reasonable compensation for services to be rendered by Employee before or after the Change of Control, including Employee’s agreement to refrain from performing services pursuant to the CIPA.
(h)Mitigation; Offset. Except as expressly provided hereunder, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and no amounts earned by Employee from any other source shall reduce any such payment.
4.Miscellaneous. (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is made consistent with Section 5(a) of the CIPA.
(b)Entire Agreement. From and after the Effective Date, this Agreement, together with the Letter Agreement and the CIPA, shall constitute the entire agreement and understanding between the parties hereto with respect to Employee’s employment hereunder and, as of the Effective Date, supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment, subject to the provision set forth under “Entire Agreement” in the Letter Agreement. The Company does not make and has not made, and Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company.
(c)Amendment; No Waiver. Except as expressly set forth otherwise in this Agreement (including, without limitation, pursuant to Sections 4(l)(iv) and 4(m) of this Agreement), this Agreement may be amended only by an instrument in writing signed by the parties, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the party against whom or which enforcement of such waiver is sought. The failure of any party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Termination of this Agreement shall not relieve any party of liability for any breach of this Agreement occurring prior to such termination.
(d)No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(e)Clawbacks. Employee hereby acknowledges and agrees that Employee will also be subject to any legally mandated policy relating to the recovery of compensation, solely to the extent that the Company is required to implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.

(f)Employee Representations and Acknowledgements. Employee represents, warrants and covenants that as of the date that the Company and Employee have executed this Agreement as set forth on the signature page hereto: (i) he has the full right, authority and capacity to enter into this Agreement; (ii) he is ready, willing and able to perform his obligations hereunder and, to his knowledge, no reason exists that would prevent him from performing his obligations hereunder; (iii) he is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after Employee’s employment; and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee acknowledges that he has carefully read this Agreement. Employee acknowledges that the Company has advised him that it is in his best interest to consult with an attorney prior to executing this Agreement.
(g)Survival. The terms and conditions of Sections 3 and 4 of this Agreement shall survive the termination of Employee’s employment.
(h)Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to Employee; and neither this Agreement nor any right or obligation hereunder may be assigned by Employee without the prior written consent of the Company (or except by will or the laws of descent and distribution), and any purported assignment in violation of this Section 4(h) shall be void. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(i)Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse; provided, however, that in the event of a final, non-reviewable, non-appealable determination that any provision of the CIPA (whether in whole or in part) is void, unenforceable or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Each party hereby expressly requests that any court or arbitrator making such determination apply the foregoing reformation principle and enforce the restrictive covenants as so reformed. The parties further agree that they will use best efforts to give effect to the original intent of the restrictive covenants set forth in the CIPA to the fullest extent permitted by applicable law, including by entering into supplemental agreements or amendments as may be necessary or advisable to achieve the maximum enforceable protection of the Company’s legitimate business interests. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(j)Tax Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(k)Cooperation Regarding Long-Term Incentive Compensation. Employee expressly agrees that he shall execute such other documents as reasonably requested by the Company to effect the terms of this Agreement and the issuance of the Long-Term Incentive Compensation as contemplated hereunder in compliance with applicable law.
(l)Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial.
(i)    This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(ii)    Any claim initiated by either party arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall pay all fees and expenses of the arbitrator and the American Arbitration Association, and any other costs that Employee would not have incurred had the claim been brought in court.
(iii)Notwithstanding Section 4(l)(ii), either party may seek temporary or preliminary injunctive relief from a court of competent jurisdiction solely to preserve the status quo pending resolution of the underlying dispute in arbitration in accordance with Section 4(l)(ii) of this Agreement.
(iv)Solely for purposes of any action permitted under Section 4(l)(iii), to compel arbitration or to confirm or enforce an arbitration award, each party hereby irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware. Employee waives, to the fullest extent permitted by applicable law, any objection which he now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 4(l)(iv), and agrees that he shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 4(l)(iv) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH HEREOF, OR EMPLOYEE’S EMPLOYMENT, OR THE TERMINATION THEREOF, IS LITIGATED OR HEARD IN ANY COURT.
(v)The prevailing party shall be entitled to recover all reasonable and documented legal fees and costs (including reasonable attorney’s fees and the fees of experts) from the losing party in connection with any claim arising under this Agreement or Employee’s employment hereunder.

(m)Section 409A. (i) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii)Neither Employee nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.
(iii)If, at the time of Employee’s separation from service (within the meaning of Section 409A), (A) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(iv)Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company and Employee shall cooperate in good faith to make such amendments to any Company Plan as are reasonably necessary to avoid the imposition of taxes or penalties under Section 409A while preserving, to the maximum extent possible, the economic benefits to Employee thereunder. In any case, Employee recognizes that he may be responsible for taxes and penalties under Section 409A in connection with any Company Plan, and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.
(v)For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(vi)Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Employee under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Employee under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
(n)Section 105(h). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical benefits are provided to Employee following termination of Employee’s employment, provided that the after-tax cost to Employee of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.
(o)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
(p)Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
(q)Legal Fees. The Company shall pay or reimburse Employee for the reasonable legal fees and expenses incurred by Employee in connection with the review, negotiation and execution of the Letter Agreement, this Agreement and the CIPA, within 30 days following Employee’s submission of reasonable documentation of such fees and expenses.

Signature Page Follows.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth below.

XPO, INC.

By:	/s/ Carolyn Roach
Carolyn Roach
Chief Human Resources Officer

Date:	October 29, 2026

EMPLOYEE

By:	/s/ Mario Harik
Mario Harik

Date:	October 28, 2026

Signature page to Change in Control and Severance Agreement